Exhibit 99.2

Teleconference Transcript

February 5, 2015

CORPORATE PARTICIPANTS

John Jacunski P. H. Glatfelter & Company — EVP and CFO

Dante Parrini P. H. Glatfelter & Company — Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Steve Chercover D.A. Davidson & Co. — Analyst

Dan Jacome Sidoti & Co. — Analyst

Alec Cummings Deutsche Bank — Analyst

Operator

Good morning. My name is Brandi, and I will be your conference operator today. At this time, I would like to welcome everyone to the 2014 fourth-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. (Operator Instructions).

Mr. John Jacunski, you may begin your conference, sir.

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

Thank you, Brandy. Good morning and welcome to Glatfelter’s 2014 fourth-quarter earnings conference call. This is John Jacunski. I am the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will be using the term “adjusted earnings”, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2013 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Thank you, John. Good morning and thank you for joining us to discuss our full-year and fourth-quarter 2014 results.

Let me start with the full-year results on slide 3.

During 2014, we continued our track record of earnings growth with adjusted earnings per share up 11% to $1.55. Our earnings growth was driven by improved results from our growth businesses, as well as lower pension expense. We faced a number of challenges during the year, both from a macro, as well as business-specific perspective, and as a result, we did not meet our earnings expectations.

The bright spot for 2014 was our Advanced Airlaid Materials business where earnings were up 18% compared to 2013. We launched a new product for the adult incontinence market, which drove a 4% increase in shipping volume and led to improved profitability. Our Composite Fibers business faced increased pressure from the combined effects of competition directing more of their capacity towards our core markets and the weak economic conditions in Russia, Ukraine and more broadly speaking Europe.

In spite of these challenges, profitability for this business was up 9%, driven by a full-year impact from the Dresden acquisition. Our Specialty Papers business outperformed the broader uncoated free sheet market for the 10th consecutive year and realized higher selling prices. However, the impact of these items was offset by pulp production issues experienced early in the year, resulting in an operating profit declining slightly.

Free cash flow generation is shown on slide 4. During 2014 we generated free cash flow of $38 million, which was below the trend over the last few years. From 2009 to 2013, we generated $88 million of cash by reducing working capital. We lost some ground in 2014 using $31 million and negatively affecting our overall free cash flow. We expect to claw some of this use back in 2015.

We also used some of our free cash flow to return cash to investors by increasing our dividend by 10% and by repurchasing $12 million of our shares.

Turning to slide 5, our return on invested capital has dipped a bit over the last 24 months, reflecting the more difficult macro environment for Composite Fibers and lower profitability in Specialty Papers.

However, ROIC remains above our weighted average cost of capital, and we will focus on reversing this trend in 2015.

Turning now to the fourth quarter on slide 6, we saw adjusted earnings per share increase 32% compared to the year ago quarter with net sales increasing slightly. Revenue for Composite Fibers was down slightly in the quarter due to the impact of currency translation and lower pricing in most product segments but primarily wallcover and metallized products. This business was also impacted by downtime taken to manage year-end inventory levels.

Advanced Airlaid Materials had a solid quarter, although operating profit was slightly down due to the recognition of a full year of energy credits in the fourth quarter of 2013 and some down time taken this year to expand production capacity on a line in Germany.

Revenue for Specialty Papers increased 2%, reflecting an improved pricing environment and solid shipments. In addition, the fourth quarter of last year included costs penalties related to pulp production issues at our facility in Ohio. With the improved market environment and better operations, operating profit for this business more than doubled.

John will now provide a more in-depth review of our fourth-quarter results, and then I will close with some comments on our key focus areas for 2015. John?

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

Thank you, Dante. For the fourth quarter, we reported net income of $19.6 million or $0.45 per share. After excluding non-core business items, we reported net income of $19.7 million, also $0.45 per share, an increase of 32% compared to $0.34 in 2013.

Slide 7 shows a bridge of adjusted earnings per share from the fourth quarter of last year to this year. Composite Fibers and Advanced Airlaid Materials’ results reduced earnings per share by $0.03 and $0.04 respectively. Specialty Papers results added $0.15 to earnings per share, and lower pension costs increased earnings per share by $0.03.

Slide 8 summarizes results for the Composite Fibers business. This business generated revenue of $148 million in the fourth quarter, down slightly compared to last year but up 4% in constant currency. Shipping volume increased 6% compared to the fourth quarter of last year, reflecting the acquisition of electrical paper producer, SPO, which we completed on October 1.

Shipments, excluding the acquisition, were up 1%. Selling prices declined during the quarter, primarily from non-woven wallcover and metallized products with a total impact to operating profit of $3.6 million.

Shipments of tea and single-serve coffee products declined 4% during the quarter. Shipments of coffee products were up 12% but were offset by lower tea shipments, which were down 11%. This reflected near-term inventory management by our tea customers in a more competitive market environment. We expect tea and coffee shipments to return to normal growth levels in the first quarter.

Shipments of nonwoven wallcover products increased 3% compared to the fourth quarter of 2013, but were down 19% on a sequential quarter basis due to seasonality and continued market volatility. Our wallcover products produced in Dresden are facing a combination of renewed competition and challenging markets in Russia and the Ukraine. The geopolitical situation, as well as the weakened concurrency in Russia, is creating uncertainty in our outlook.

In response to these challenges, our operations and product innovation teams have generated efficiency improvements and cost reductions that have allowed us to continue generating strong margins in this product segment.

Shipments of specialty products were up 3% year over year, excluding the impact of the acquisition, and composite laminate shipments were up 10%. We had a good operating quarter in Composite Fibers with improved productivity and efficiency, lower waste levels and less maintenance spending, which improved operating profit by $3.6 million.

In addition, in December we received notice from the German government that energy generating equipment we installed in 2013 qualifies for energy efficiency rebates. As a result, we recorded a cumulative catch up benefit for the rebates earned since startup, as well as other first-time energy rebates totaling $1.7 million.

In addition to its less costly operation, this new equipment will continue to generate an energy rebate over the next three years.

Offsetting some of these benefits was significant machine downtime in the quarter to manage inventory levels, which negatively impacted results by $2.9 million. So overall, operations added $2.4 million to operating income when compared to 2013. For the quarter, Composite Fibers operating profit was $13.6 million, down 12% compared to the year ago quarter.

For the first quarter of 2015, when compared to the fourth quarter, we expect shipping volumes to be approximately 5% higher, reflecting normal seasonality. Selling prices and raw material and energy prices are expected to be in line with the fourth quarter.

The benefit from lower downtime in the first quarter is expected to be largely offset by lower energy efficiency credits than we realized in the fourth quarter. While we remain confident in the long-term underlying fundamentals of our markets and our ability to continue improving operating performance, weaker currencies and geopolitical situations are causing headwinds for the business in the near term. We plan to closely manage costs in the Composite Fibers business and where possible take advantage of market opportunities due to the more competitive cost structure of our European assets to help offset these headwinds.

Advanced Airlaid Materials results are summarized on slide 9. Revenue during the quarter was $65.5 million, up 3.6% on a constant currency basis compared to last year with shipments flat in comparison. Growth in shipments of adult incontinence products was offset by lower shipments of feminine hygiene products. We continue to expect healthy market growth in these products, as well as specialty wipes as we go forward.

Operating income for this business was down $2 million to $5.8 million compared to last year. You may recall that during the fourth quarter of last year we recorded a full year of energy rebates during the quarter compared to recording these rebates ratably during the year in 2014. This negatively impacted the comparison by $1.4 million.

In addition, we took downtime in the fourth quarter to expand the capacity of aligning our German facility which negatively impacted results by $500,000.

As Dante mentioned, the airlaid business had another strong year with shipments increasing 4% and operating profit up 18%.

For the first quarter of 2015, we expect shipping volumes to be slightly higher than the fourth quarter. Average selling prices and raw material prices are expected to be in line with the fourth quarter.

Slide 10 provides a summary of results for Specialty Papers. Net sales for the quarter were up 2% with selling prices adding $5.7 million compared to the year ago quarter, reflecting the industry price increase announcements in late 2013 and early 2014. Shipments were up 1.5%, which again is much better than the broader uncoated free sheet market that was down 9% in the quarter.

Specialty Papers continues to develop new customers and grow key product lines to offset the impact of the broader uncoated free sheet market decline. During the quarter, our shipments of non-carbonless forms products were up 11%, engineer products increased 5% and shipments of envelope products were up 3%. Shipments of book publishing products were down 10%, and carbonless products were off 6%.

Specialty Papers operating performance and pulp production was much better this quarter than in 2013 when we had the evaporator issues. The pulp mill in Ohio produced 12,000 more tons of pulp, and the Spring Grove production was also higher than the fourth quarter of 2013.

Overall this performance drove a $4 million improvement to operating profit when compared to 2013. As a result, our operating profit for the quarter was $15.6 million, up 115% compared to the year ago quarter.

For this business, in the first quarter, we expect shipping volumes and selling prices to be in line with the fourth quarter and input costs are expected to decrease slightly. Both Specialty Papers mills had challenging starts to 2015. In Pennsylvania our mill experienced a significant power boiler outage due to tube leaks, which disrupted steam production and impacted our ability to generate electricity. We will complete repairs to the boiler next week and expect to have the boiler back online in mid-February.

In Ohio we had a costly operating protocol failure that disrupted production, resulting in lower pulp production and higher levels of purchase pulp use, as well as additional maintenance expense. The combination of these events will create a cost penalty of approximately $10 million in the first quarter.

Slide 11 shows corporate costs and other financial items for the quarter. During the quarter, we sold 723 acres of timberland in Pennsylvania, generating a pretax gain of $1 million.

We also incurred costs associated with the acquisition and integration of SPO and cost to reduce our workforce. These items were all excluded from adjusted earnings.

Corporate costs for the fourth quarter were generally in line with last year.

The status of our pension plans is shown on slide 12. Our full-year 2014 pension expense was $6.7 million compared to $14.2 million for 2013. The 2014 expense reduction reflects a higher discount rate and the improved funded status of our plan.

However, at the end of 2014, the discount rates dropped again, and we adopted new mortality assumptions, resulting in a balance sheet adjustment to our net benefit obligation of approximately $64 million and an expected $4.8 million increase to 2015’s pension expense.

However, our qualified plan remains overfunded. We’ve not had to make cash contributions to our qualified plan for quite some time, and we do not expect to for the foreseeable future.

Slide 13 shows our free cash flow. During the fourth quarter of 2014, we generated cash from operations of $78 million, which was in line with last year’s fourth quarter. For the full year of 2014, we generated cash flow from operations of $100 million versus $174 million in 2013. In 2014 we used $31 million of cash for working capital, primarily related to higher inventory levels. In 2013 we generated $27 million of cash from lowering working capital.

Over the last six years, we have substantially reduced working capital even as we have grown the Company, and we believe we will offset some of the recent working capital build in 2015.

Capital expenditures for the fourth quarter increased slightly compared to last year. For the full year, capital expenditures were $66 million compared to $103 million last year with the decrease primarily due to the completion of the Composite Fibers capacity expansion project in 2013.

Slide 14 provides a reminder of a few major events expected for 2015. In the second quarter of each year, Specialty Papers completes its annual maintenance outages. During the 2015 outage, we expect an elevated cost to complete the replacement of superheaters on our recovery boiler and spring growth. This equipment is 22-years-old, and our inspections show that these assets are at the end of their useful lives. With the extended downtime for the pulp mill to complete the replacement, we expect a total cost impact of $34 million. We expect the outage cost to return to more normalized levels in 2016.

Also, in order to meet new boiler emissions regulations, we will begin converting or-replacing former coal-fired boilers to natural gas and upgrading site infrastructure to accommodate the new boilers, including connecting to gas pipelines. The total cost of these projects is estimated at $85 million to $90 million with most of the spending taking place in 2015 and 2016.

Slide 15 shows some balance sheet and liquidity metrics. Our net debt totaled $305 million at December 31, down $15 million from the end of 2013. We finished the year with $100 million of cash and $247 million available on our revolving credit facility.

So our balance sheet remains in good shape with leverage on a net basis of 1.7 times at December 31. We believe this provides sufficient liquidity to meet our near-term investment needs and to continue to execute our growth strategies.

This concludes my comments. I will now turn the call back to Dante.

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Thanks, John. Glatfelter entered 2014 with a mixture of challenges and opportunities. In Specialty Papers, we faced the continuing decline of the uncoated free sheet market and substantially higher imports. We successfully delivered our 10th straight year of outperforming this market. We also entered the year with significant operating issues that we solved, and the team delivered record pulp production in the third quarter as well as for the second half of 2014.

In Composite Fibers we experienced an increase in competition from new and redirected capacity in our core markets. At the same time, the markets were a bit weak, and as a result, pricing suffered as we successfully defended our share.

Our innovation and operations teams responded well and delivered significant cost reductions to help offset this impact.

And in our airlaid business, we continue to grow. We found ways to meet the challenges of serving an oversold North American market, and at the same time we delivered on a key customer’s demand requirements to launch a new product into the market.

As we enter 2015, parts of our business are facing stiff headwinds, and we see new challenges and new opportunities.

Our Composite Fibers business is dealing with a significantly weakened euro, recessions in Russia and Ukraine, and weak economic growth in the Eurozone. Our Specialty Papers business encountered some very costly operating disruptions. These will be eliminated, and we will improve our back of the mill operating performance in this business.

On the positive side, the weakened euro was also providing new revenue opportunities in markets where we previously were not competitive. We have long believed that our product quality provides an advantage to customers, but exchange rates made it difficult for us to compete in certain regions around the world. With a more level playing field on the euro, we have already landed several opportunities, and we are pursuing others.

Our Composite Fibers business will also be introducing a new dispersible wipes product later this year that we believe is a better performing product than those currently on the market.

In Advanced Airlaid Materials, we continue to see growth opportunities in our core product categories, and we will focus on manufacturing excellence and continuous improvement techniques to generate incremental capacity from the assets we operate today. And we will continue to evaluate the North American market capacity and demand situation by partnering with our customers to find solutions to support our mutual growth. And in Specialty Papers, we expect to outperform the broader uncoated free sheet market for the 11th consecutive year by leveraging our new product development and customer service expertise.

Finally, we will be implementing a broad cost-reduction initiative to complement our ongoing continuous improvement activities. This initiative will include working closely with our suppliers to eliminate waste and reduce the costs of our purchased goods and services. Internally we have challenged our leaders to reduce costs associated with external consultants, travel and to critically evaluate any project that will not create a near-term return.

We will also implement a broad-based workforce reduction of 3% to 5% of our employee population. We expect these cost-reduction measures and our continuous improvement initiatives to generate savings of $25 million to $30 million in 2015. We expect these measures will help to offset much of the impact expected from lower euro and weak economic climates in many of the regions we serve and will position us well for when these conditions improve.

2015 will be a year of focused execution and adaptation as we respond to a weak Eurozone, fluctuating currencies and more aggressive competition. We will bring a high level of intensity to execute our near-term improvement plans with speed and precision.

From a bigger picture perspective, I firmly believe that our strategy is correct. Glatfelter’s leading share positions in segments with attractive long-term growth potential, ability to generate new and innovative products, track record of driving costs and efficiency improvements and strong balance sheet gives me confidence that we will continue to generate earnings growth and solid cash flows in the coming years.

At this point, I would like to open the call for questions.

Operator

(Operator Instructions). Steve Chercover, Davidson.

Steve Chercover — D.A. Davidson & Co. — Analyst

A couple of quick questions. First of all, with respect to the volumes in tea and coffee, did the Keurig recall have any impact on the business, or is this simply inventory adjustments?

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

No. The recall had no impact on our business, and actually in the fourth quarter, our coffee shipments were up about 12% year over year.

Steve Chercover — D.A. Davidson & Co. — Analyst

Got it. Okay. And then what did you see the long-term growth in tea and coffee ought to be?

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

We estimate that the tea market will continue to grow at a rate of about 2% and that single-serve coffee will grow at a rate of 7% and for us on a blended average about 4%.

Steve Chercover — D.A. Davidson & Co. — Analyst

Okay. Thanks. I was just taking notes. And the European products that you sell I presume are dominated in euros as opposed to dollars, so we are not going to see any margin expansion there?

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

The products that we sell in Europe? Yes. They are predominantly sold in euro.

Steve Chercover — D.A. Davidson & Co. — Analyst

And do you have any cash to repatriate from Europe?

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

We do have some cash in Europe. We have repatriated most of the cash. So most of the cash we had there today is predominantly just to run our normal operations. But we don’t have any significant buildup of cash in Europe itself.

Steve Chercover — D.A. Davidson & Co. — Analyst

Okay, that’s good. I guess it would be the wrong time to bring it home. And then could you please provide some examples of the new products initiatives in Specialty Papers that are helping you enjoy growth in a shrinking market?

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Sure. And this is a question we have been asked for a decade now, but that we’ve established a repeatable model whereby we are able to gain share in a declining market.

We have identified about a dozen subcategories or niches or underserved parts of the broader uncoated free sheet market in printing and writing papers that we have continued to focus our efforts on it. If you look at recently, we continue to see growth in high-speed inkjet type substrates. We have developed an expanded portfolio of colored papers that are used in packaging. We have expanded a portfolio of food grade type products that have some growth elements to them as well. And then we have also taken existing product and service programs that are well received by the market, by way of example our envelope business, and leveraged the Chillicothe assets to extend our reach to replicate the same basic service program, which is valued by the customers because it is quick service and the customers are able to manage their working capital more effectively.

We’ve also been successful at taking our engineered products portfolio, which historically had been produced solely in Spring Grove and starting to make efforts to produce some of these products in Chillicothe.

Steve Chercover — D.A. Davidson & Co. — Analyst

Thanks, Dante. And speaking of Chillicothe, did I see somewhere that there is a project to deal with chips or something?

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Well, we have a number of ongoing projects in both Pennsylvania and Ohio that focus on fiber more broadly speaking. So we are always working on ways to improve yields from chip piles, improve the components of all the different fiber-based materials that come into the mill for the pulping process, so that falls more broadly speaking under our continuous improvement initiatives, and wood is a big category for us. So yes, we have a number of initiatives going on.

Steve Chercover — D.A. Davidson & Co. — Analyst

Great. And final question, does your 2015 capital plan address the capacity constraints in airlaid?

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

The numbers that we have in our investor presentation do not address a broad increase in airlaid capacity. It does address some capacity constraints we have in festooning, and it does include some incremental investments that will help de-bottleneck and create some incremental capacity. But it’s not a broad-based capacity expansion.

Steve Chercover — D.A. Davidson & Co. — Analyst

Great. Thank you both.

Operator

Dan Jacome, Sidoti.

Dan Jacome — Sidoti & Co. — Analyst

Just a quick question regarding the boiler conversion in Spring Grove, pretty hefty investment. Can you just provide some color on what sort of incremental energy or maybe freight cost benefits should we see from this over time? I imagine you will be using a lot less trucks when this is complete? Thanks.

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

Sure. I think just when we think about the broader environmental compliance investment that we need to make, overall we do not expect a cost impact. There will be some favorable cost impacts, but there will be some negative cost impacts because the price of natural gas is more expensive than coal. We will see efficiency improvements that will offset that, but generally overall we don’t expect a cost benefit from these projects. We are doing these projects because of the change in the air emissions regulations we are required to meet. So unfortunately it is a large investment that does not have a return to it.

Dan Jacome — Sidoti & Co. — Analyst

Okay. Just checking. Appreciate it. Thank you very much.

Operator

(Operator Instructions). Alec Cummings, Deutsche Bank.

Alec Cummings — Deutsche Bank — Analyst

Can you just give a little bit more color on your participation in the uncoated free sheet dumping case and what the general merits of the argument are?

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Sure. For those who may not be conversant, the issue is that the United Steelworkers and a handful of American paper manufacturers filed a case against China, Indonesia, Australia, Brazil, Portugal and Hong Kong for illegal trade practices. And the driving force behind this is that imports from these targeted countries increased 44% from 2011 to 2013 and another 40% from January to September 2013 to January to September 2014, despite declining US demand. And the imports have forced cut-size pricing to levels that put North American producers at financial risk.

And so you have seen this play out in most recent years with coated free sheet. And so those are the merits of the case. We felt it was important. Although Glatfelter doesn’t have a large position in cut sheet, we do have a large exposure to the broader uncoated free sheet market in printing writing papers, and the knock-on effects of these imports was felt with our business as well. So we thought it was the right thing to do, and we felt that the merits of the case were rational enough that there was prior with coated free sheet that warranted our participation.

Alec Cummings — Deutsche Bank — Analyst

Okay. That’s helpful. And I would think imports wouldn’t really be affecting your volumes, but more just the broader industry supply demand dynamics. Is that a reasonable assumption?

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Right. If you go back a year ago, when all of the US producers announced substantial capacity closures that was culminated by the large one in Courtland, Alabama, most industry experts were forecasting domestic producers’ operating rates in the uncoated free sheet segment to be in the mid-90s%, 94%, 95%, which is very high, and would create a very strong pricing environment. And all of a sudden, you see a substantial increase in these imports change the dynamics of the capacity demand and lowering domestic producer operating rates back down to 91% or so.

So broadly speaking, I think those data are reflective of the knock-on effects that I described.

Alec Cummings — Deutsche Bank — Analyst

Okay. Thanks very much. And then last question and I will turn it over: do you have any sense as to when we should expect some incremental news or the next data point on the Fox River case?

John Jacunski — P. H. Glatfelter & Company — EVP and CFO

Really since our last quarterly call, there have been no significant developments. The discovery on the new case or the remanded case will begin here shortly. The trial has been scheduled for June of 2016, so we are a ways away from the actual trial. And there has really been no resolution on the interim funding of the remediation activities. So it’s a little bit difficult to predict how things might unfold and at what timeline they might unfold, but we know that the trial is scheduled for June of 2016.

Alec Cummings — Deutsche Bank — Analyst

Okay. Thanks very much, and good luck in the quarter.

Operator

And there are currently no additional questions at this time. I would like to turn things back over to Dante for any closing remarks.

Dante Parrini — P. H. Glatfelter & Company — Chairman and CEO

Well, thank you for joining our call today, and we look forward to speaking with you next quarter. Have a good day.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect your lines.